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                                                                    EXHIBIT 11.1
                       GSE SYSTEMS, INC. AND SUBSIDIARIES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



                                                   THREE MONTHS   THREE MONTHS    NINE MONTHS    NINE MONTHS
                                                       ENDED          ENDED          ENDED          ENDED
                                                   SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,
                                                       1996           1995            1996           1995
                                                       ----           ----            ----           ----
Net income available to common shares . . . . . .     $ 1,166        $ 1,199        $ 2,683        $ 2,627
                                                       ======         ======         ======         ======

Weighted average common shares outstanding  . . .       5,066          4,444          5,066          3,701

Dilutive effect of common stock equivalents
- stock options . . . . . . . . . . . . . . . . .          --             26             11             26
                                                       ------         ------         ------         ------

Total shares used for earnings per share  . . . .       5,066          4,470          5,077          3,727
                                                       ======         ======         ======         ======

Earnings per share  . . . . . . . . . . . . . . .     $  0.23        $  0.27        $  0.53        $  0.70
                                                       ======         ======         ======         ======





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